Fortune Brands Extends Existing Five-Year Revolving Credit Agreement

DEERFIELD, Ill – Jan. 20, 2026 – Fortune Brands Innovations, Inc. (NYSE: FBIN or “Fortune Brands” or the “Company”), an industry-leading home, security and digital products company whose purpose is to elevate every life by transforming spaces into havens, today announced that on January 16, 2026, the Company executed an extension of its existing five-year revolving credit agreement.

The new agreement extends the Company’s current $1.25 billion Senior Unsecured Revolving Credit Facility for a five-year term, maturing on January 16, 2031.

JPMorgan Chase Bank, N.A. is the Administrative Agent for the agreement and Bank of America, N.A. is the Syndication Agent.

About Fortune Brands Innovations

Fortune Brands Innovations, Inc. (NYSE: FBIN) is an industry-leading home, security and digital products company whose purpose is to elevate every life by transforming spaces into havens. The Company makes innovative products for residential and commercial environments, with a growing focus on digital solutions and products that add luxury, contribute to safety and enhance sustainability. The Company’s trusted brands include Moen, House of Rohl, Aqualisa, SpringWell, Therma-Tru, Larson, Fiberon, Master Lock, SentrySafe and Yale residential. Learn more at www.fbin.com.

Source: Fortune Brands Innovations, Inc.

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Curt Worthington

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